Exhibit 99.1

22nd Century Group (XXII) Reports Second Quarter 2023 Financial Results

●	Second Quarter 2023 Net Revenues Increased 62% to $23.4 Million
●	Launched VLN® Sales in California, Texas and Florida
●	Delivered Record GVB Ingredient Volumes as Dominant Supplier in North America
●	Initiated Operating Cost Reduction Program Targeting $15+ Million in Annualized Savings
●	Updated 2023 Revenue Outlook to a Range of $80 Million to $90 Million to Reflect Revised VLN® Rollout Timelines and Transitioning GVB Ingredient Volumes Back to Internal Production

BUFFALO, N.Y., August 14, 2023 — 22nd Century Group, Inc. (Nasdaq: XXII), a leading biotechnology company focused on utilizing advanced plant technologies to improve health and wellness with reduced nicotine tobacco, hemp/cannabis and hops, today reported results for the Second quarter ended June 30, 2023, and provided an update on recent business highlights. The Company will host a live audio webcast today at 8:00 a.m. ET.

“Our focus in 2023 remains 22nd Century’s transformation from a primary emphasis on research and development to a fully commercial enterprise providing innovative harm reduction and consumer health and wellness products to key end markets. We have now significantly advanced our commercialization plan for VLN® sales across targeted states, 14 of which are now in place and two more states scheduled in September with a new drug store customer, a diversified hemp/cannabis ingredients and distribution business and a robust license and distribution business in both tobacco and hemp/cannabis,” and said John Miller, interim Chief Executive Officer of 22nd Century Group.

“Following an initial delay in our commercial plans earlier this year, which are common on retail launches, we have now substantially expanded the availability of our FDA authorized, reduced nicotine content cigarettes VLN®, a tobacco harm reduction product unlike any other. VLN® retail outlets and points of sale increased notably in the second quarter, then more than doubled with the additional stores added in July with our launch at the #1 U.S. c-store chain and others in California, Texas and Florida. New chains continue to launch, such as our first drug store channel placement expected to commence as a five-state launch in September. With this improved reach and density, we have updated and revised our sales planning to focus on maximizing our depth and maintaining the message within these channels to demonstrate proof of concept with the new brand marketing and retail chains throughout the rest of this year. Our revised and updated VLN plan will include a more focused, cost-efficient marketing and sales effort within our footprint and a commitment to streamline our operations relative to the first half that reflected heavier investment in new systems and logistics for the launch.”

“Our hemp/cannabis ingredients, manufacturing and licensing business reported another record quarter as 22nd Century continues to consolidate and leverage its industry leadership position. We believe the record ingredient volumes reflected both overall industry growth and increasing customer preference for our products over other less reliable sources. Initial sales under our new license and distribution agreements occurred in July, with additional scale expected in the second half, which is expected to provide a new source of revenue and gross profit. The return of our in-house manufacturing capabilities is expected to mean the return of manufacturing gross profits, helping to restore our verticalized operating profile that was directly affected by the fire last November.”

“In addition to these commercial opportunities, we are also implementing programs intended to reduce our operating costs by at least $15 million on an annualized basis. Much of this will reflect efficiencies and streamlining as we conclude a period of substantial extra upfront investment undertaken in the first half of 2023 to upgrade distribution, regulatory approvals, marketing, sales and research activities in support of our VLN® launch, which we are now aligning to the more focused ongoing needs for the commercial launch,” concluded Mr. Miller.

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Recent Key Financial and Business Highlights

Tobacco Business

●	Continued multi-state VLN® rollout strategy, now selling in 14 targeted states for 2023.
●	More than doubled VLN® store counts in July after strong growth through the second quarter, with VLN now available in 2,800+ stores and the three largest state markets of Texas, California and Florida.
●	Launched new VLN® educational materials, distribution resources, retail incentives and media programming targeting adult smoker and influencer audiences.
●	Continued to scale support for Pinnacle, a private label conventional premium cigarette brand selling at one of the nation's top-10 gas station convenience store chains in 20+ states.
●	VLN® pilot activities continued in international markets of Switzerland, Japan and South Korea.
●	Poised to benefit from federal, state and international regulatory interest, including the proposed FDA menthol cigarette ban expected to be updated in August 2023, among others.

Hemp/Cannabis Business

●	Shipped record cannabinoid ingredient volumes, increased more than 188% year-over-year to more than 76,000 kgs supplied, as the largest provider of cannabinoid extracts and isolates in North America focused on cannabidiol (CBD) and cannabigerol (CBG) extracted and refined at industrial scale into distillates.
●	1H 2023 ingredient volumes in excess of 144,000 kgs have already exceeded full-year 2022 shipments of more than 112,000 kgs.
●	In July resumed production of CBD distillate products at new GVB facilities located in Oregon, which should facilitate gross margin improvement on GVB produced cannabinoid products for the remainder of 2023.
●	Commenced CBD crude extract operations, providing opportunities for additional verticalization and related gross profit improvement.
●	Contracted new growing programs to cultivate hemp biomass for extraction, designed to improve both margin on and availability of biomass volumes sufficient to meet rising customer demand, with harvests expected 2H 2023.
●	Advanced distribution and point of sale activity to initial shipments in July 2023 for three-year exclusive license and distribution agreements with Cookies and Old Pal.
●	Advanced plans to restart CBD isolate production, expected in Q1 2024, which should further improve gross margin.

Corporate Updates

●	Revised the Company’s 2023 revenue outlook from a range of $105 million to $110 million to a range of $80 million to $90 million to account for changes in the launch timeline and scope of VLN® at certain key chains in 2023, transitioning GVB volumes back to internal production and the operating cost reduction plan.
●	Announced the resignation of James A. Mish as Chief Executive Officer, and appointed John Miller, who leads the tobacco business unit, as interim Chief Executive Officer.
●	Regained compliance with Nasdaq listing qualifications per a letter dated July 19, 2023.
●	Added Wall Street veteran Andy Arno as an Independent Director and member of the Board of Directors.
●	Raised an aggregate of $19.9 million in gross proceeds in June and July 2023.

Second Quarter 2023 Financial Results

●	Net revenues for the second quarter of 2023 were $23.4 million, an increase of 61.8% from the same period in 2022.
o	Revenue from tobacco-related products was $8.1 million, reflecting the Company’s transition away from low margin filtered cigar products to focus production and capacity on higher margin products, such as VLN® and Pinnacle.
o	Revenue from hemp/cannabis-related products was $15.4 million, as volumes continued to ramp on share gains.
◾	Approximately $0.6 million of additional sales initially intended for the second quarter will instead be recognized in the third quarter due to shipment cutoff timing to accommodate the Fourth of July holiday.
●	Gross profit for the second quarter of 2023 was $(2.3) million as compared to $0.9 million in the prior year period.
o	Gross profit from tobacco-related products was $(1.0) million, reflecting the aforementioned lower margin product mix.
o	Gross profit from hemp/cannabis-related products was $(1.4) million, reflecting the final quarter of primarily ingredient trading activity due to the November 2022 plant fire; the Company is restarting production in its own ingredients at new facilities.
◾	Second quarter gross profit was negatively impacted by approximately $2.4 million related to the plant fire.
◾	The Company believes these losses are covered by its business interruption insurance coverage and has filed litigation to enforce its claim dating to the November 2022 plant fire.
o	Gross margin is expected to improve in the second half of 2023 reflecting:
◾	Improving product margin mix for tobacco products reflecting reduced filtered cigar volume
◾	New in-house GVB crude extraction and distillate production capabilities as opposed to reselling activities
◾	The initial harvest of hemp/cannabis biomass expected to reduce raw material expenses in the second half of 2023
◾	New CDMO+D contracts to begin shipping product in the second half of 2023.
●	Total operating expenses for the second quarter of 2023 were $17.0 million, driven by the addition of GVB operations, investment in the VLN® products sales and launch and ongoing investments in back-office support.
o	The Company announced a cost reduction initiative for the second half 2023, expected to generate at least $15 million in annualized operating cost reductions
o	Cost reductions are intended to streamline the business, focusing operating activities on sustaining and growing the commercial footprint, following heavier initial investment required to support the commercial launches during 1H 2023
●	Operating loss and net loss for the second quarter of 2023 was $19.4 million, compared to $10.5 million in the prior year period.
●	Adjusted EBITDA was a loss of $16.0 million, compared to prior year loss of $7.1 million. See the tables included in this release for a reconciliation of Adjusted EBITDA (a non-GAAP measure) to net loss.

Balance Sheet and Liquidity

●	As of June 30, 2023, the Company had $11.9 million in cash, cash equivalents and restricted cash.
●	Subsequently, in July 2023, the Company raised approximately $14.6 million in additional gross proceeds in equity transactions.

Second Quarter 2023 Conference Call

22nd Century will host a live webcast today at 8:00 a.m. E.T. to discuss its second quarter 2023 financial results and business highlights.

The live webcast, interactive Q&A, and slide presentation will be accessible in the Events section on 22nd Century’s Investor Relations website at https://ir.xxiicentury.com/events-and-presentations/default.aspx. An archived replay of the webcast will also be available shortly after the live event has concluded.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading biotechnology company focused on utilizing advanced plant technologies to improve health and wellness through tobacco harm reduction, reduced nicotine tobacco, hemp/cannabis and hops. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. In tobacco, hemp/cannabis and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the pharmaceutical and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(amounts in thousands, except per-share data)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$4,433	$3,020
Short-term investment securities	—	18,193
Accounts receivable, net	8,736	5,641
Inventories	14,318	10,008
Insurance recoveries	3,000	5,000
Prepaid expenses and other current assets	6,388	2,743
Total current assets	36,875	44,605
Property, plant and equipment, net	14,401	13,093
Operating lease right-of-use assets, net	6,955	2,675
Goodwill	33,360	33,160
Intangible assets, net	21,526	16,853
Investments	682	682
Restricted cash	7,500	—
Other assets	3,681	3,583
Total assets	$124,980	$114,651

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes and loans payable - current	$1,988	$908
Current portion of long-term debt	1,960	—
Operating lease obligations	1,082	681
Accounts payable	6,449	4,168
Accrued expenses	6,842	1,428
Accrued payroll	2,426	3,199
Accrued excise taxes and fees	2,704	1,423
Deferred income	214	831
Other current liabilities	1,438	380
Total current liabilities	25,103	13,018
Long-term liabilities:
Notes and loans payable	185	3,001
Operating lease obligations	6,118	2,141
Long-term debt	15,326	—
Other long-term liabilities	5,656	516
Total liabilities	52,388	18,676
Commitments and contingencies (Note 11)
Shareholders' equity
Preferred stock, $.00001 par value, 10,000,000 shares authorized
Common stock, $.00001 par value, 33,333,334 shares authorized
Capital stock issued and outstanding:
15,926,803 common shares (14,349,275 at December 31, 2022)
Common stock, par value	—	—
Capital in excess of par value	349,206	333,900
Accumulated other comprehensive loss	39	(111)
Accumulated deficit	(276,653)	(237,814)
Total shareholders' equity	72,592	95,975
Total liabilities and shareholders’ equity	$124,980	$114,651

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues, net	$23,427	$14,477	$45,389	$23,521
Cost of goods sold	25,772	13,585	48,911	22,321
Gross (loss) profit	(2,345)	892	(3,522)	1,200
Operating expenses:
Sales, general and administrative	14,540	8,684	28,771	15,946
Research and development	1,793	1,897	3,310	3,036
Other operating expense, net	675	787	1,573	839
Total operating expenses	17,008	11,368	33,654	19,821
Operating loss	(19,353)	(10,476)	(37,176)	(18,621)
Other income (expense):
Unrealized loss on investments	—	(885)	—	(1,702)
Realized loss on short-term investment securities	(28)	(108)	(41)	(108)
Other income, net	16	—	34	—
Interest income, net	65	48	122	98
Interest expense	(1,193)	(77)	(1,614)	(82)
Total other expense	(1,140)	(1,022)	(1,499)	(1,794)
Loss before income taxes	(20,493)	(11,498)	(38,675)	(20,415)
Provision for income taxes	46	—	46	—
Net loss	$(20,539)	$(11,498)	$(38,721)	$(20,415)
Deemed dividend from trigger of anti-dilution provision feature	(367)	—	(367)	—
Net loss available to common shareholders	$(20,906)	$(11,498)	$(39,088)	$(20,415)

Basic and diluted loss per common share	$(1.40)	$(0.95)	$(2.67)	$(1.77)
Weighted average common shares outstanding - basic and diluted	14,900	$12,134	14,644	11,509

Net loss	(20,539)	(11,498)	$(38,721)	$(20,415)
Other comprehensive loss:
Unrealized gain (loss) on short-term investment securities	10	(69)	71	(469)
Foreign currency translation	42	—	38	—
Reclassification of realized losses to net loss	28	108	41	108
Other comprehensive income (loss)	80	39	150	(361)
Comprehensive loss	$(20,459)	$(11,459)	$(38,571)	$(20,776)

Reconciliations of Non-GAAP Measures

Below is a table containing information relating to the Company’s Net loss, EBITDA and Adjusted EBITDA for the three and six month periods ended June 30, 2023 and 2022, including a reconciliation of these Non-GAAP measures for such periods.

	Quarter Ended
	June 30,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2023	2022	fav / (unfav)
Net loss	$(20,539)	$(11,498)	$(9,041)
Interest (income)/expense, net	1,129	29	1,100
Provision for income taxes	46	—	46
Amortization and depreciation	1,212	595	617
EBITDA	$(18,152)	$(10,875)	$(7,278)
Adjustments:
Equity-based employee compensation expense	1,486	1,106	380
Needlerock Farms settlement	10	—	10
Grass Valley fire	256	—	256
Loss on change of warrant liability	584	—	584
Gain on change in contingent consideration	(217)	—	(217)
Acquisition costs	70	787	(717)
Unrealized loss on investment	—	885	(885)
Inventory step-up	—	978	(978)
Adjusted EBITDA	$(15,963)	$(7,118)	$(8,845)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

	Year Ended
	June 30,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2023	2022	fav / (unfav)
Net loss	$(38,721)	$(20,415)	$(18,306)
Interest (income)/expense, net	1,492	(16)	1,508
Provision for income taxes	46	—	46
Amortization and depreciation	2,093	924	1,169
EBITDA	$(35,090)	$(19,507)	$(15,583)
Adjustments:
Equity-based employee compensation expense	2,661	2,319	342
Needlerock Farms settlement	756	—	756
Grass Valley fire	324	—	324
Loss on change of warrant liability	723	—	723
Gain on change in contingent consideration	(195)	—	(195)
Acquisition costs	139	839	(700)
Unrealized loss on investment	—	1,702	(1,702)
Inventory step-up	—	978	(978)
Adjusted EBITDA	$(30,682)	$(13,669)	$(17,013)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

Notes regarding Non-GAAP Financial Information

In addition to the Company’s reported results in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company provides EBITDA and Adjusted EBITDA.

In order to calculate EBITDA, the Company adjusts net (loss) income by adding back interest expense (income), provision (benefit) for income taxes, and depreciation and amortization expense from intangible assets. Adjusted EBITDA consists of EBITDA adjusted by the Company for certain non-cash and non-operating expense, including adding back equity-based employee compensation expense, (gain) loss on investments, acquisition costs, and any unusual or infrequently occurring items.

The Company believes that the presentation of EBITDA and Adjusted EBITDA are important financial measures that supplement discussion and analysis of its financial condition and results of operations and enhances an understanding of its operating performance. While management considers EBITDA and Adjusted EBITDA to be important, these financial performance measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating (loss) income, net (loss) income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.